                                                                     EXHIBIT 4.5


                          1997 EMPLOYEE INCENTIVE PLAN

                                       OF

                      AMERICAN RESIDENTIAL SERVICES, INC.


     1. Establishment of This Plan. American Residential Services, Inc., a Delaware corporation (the "Company"), hereby establishes this 1997 Employee Incentive Plan of American Residential Services, Inc. (this "Plan") effective as of December 1, 1997. As of such effective date of this Plan, certain options (the "Existing Options") previously awarded under the 1996 Incentive Plan of American Residential Services, Inc. shall be converted into Options under this Plan for certain Participants in this Plan. The Existing Options shall be adjusted so that they shall consist of or relate to the same number of shares of Common Stock that are the subject of the Existing Options immediately prior to such effective date, without any alteration or enlargement of the rights of the holders thereof. References in this Plan to "Paragraphs" are to Paragraphs of this Plan.

     2. Definitions. As used in this Plan, the following terms have the following respective meanings:

          "Authorized Officer" means the CEO (or any other senior officer of the Company to whom the CEO delegates, by written notice to the Committee of that delegation, authority to execute any Award Agreement).

          "Award" means an Employee Award or an Independent Contractor Award.

          "Award Agreement" means any Employee Award Agreement or Independent Contractor Award Agreement.

          "Board" means the Board of Directors of the Company.

          "CEO" means at any time the chief executive officer of the Company at that time.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means the Compensation Committee of the Board or any other committee of the Board which the Board designates by a written resolution to administer this Plan.

          "Common Stock" means the Common Stock, par value $.001 per share, of the Company.

          "Company" means American Residential Services, Inc., a Delaware corporation.

          "Employee" means any salaried employee of the Company or any of its Subsidiaries.

          "Employee Award" means the grant under this Plan of any Option or SAR, whether granted singly or in combination or tandem with any other Award, to a Participant who is an Employee on such terms and subject to such conditions and limitations as the Committee may establish consistent with the terms of this Plan.

          "Employee Award Agreement" means a written agreement between the Company and a Participant who is an Employee which sets forth the terms, conditions and limitations applicable to an Employee Award granted to that Employee.

          "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for that date, on the last preceding date for which those quotations are available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated, or (iv) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for that purpose.

          "Independent Contractor" means a person providing services to the Company or any of its Subsidiaries otherwise than in his capacity as an Employee or a Nonemployee Director.

          "Independent Contractor Award" means the grant under this Plan of any Option or SAR, whether granted singly or in combination or tandem with any other Award, to a Participant who is an Independent Contractor on such terms and subject to such conditions and limitations as the Committee may establish consistent with the terms of this Plan.

          "Independent Contractor Award Agreement" means a written agreement between the Company and a Participant who is an Independent Contractor which sets forth the terms, conditions and limitations applicable to an Independent Contractor Award granted to that Independent Contractor.

          "Option" means a right to purchase a specified number of shares of Common Stock at a specified price.

          "Participant" means an Employee or Independent Contractor to whom an Award has been made under this Plan.

          "SAR" means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

          "Subsidiary" means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of that corporation which have the right to vote generally on matters submitted to a vote of the stockholders of that corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

          3. Objectives. The Company has designed this Plan (i) to attract and retain key Employees and Independent Contractors, (ii) to encourage the sense of proprietorship of these persons in the Company and (iii) to stimulate the active interest of these persons in the development and financial success of the Company and its Subsidiaries by making Awards under this Plan.

          4.   Eligibility.  (a)  Employees.   Key Employees eligible for
Employee Awards are those assigned or to be assigned positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries. Notwithstanding the foregoing sentence, no Employee who is an officer of the Company or a member of the Board will be eligible to receive an Award under this Plan. Employees holding Employee Awards who later become officers of the Company or members of the Board may continue to participate in this Plan with respect to their existing Employee Awards, but will not be eligible for additional grants of Awards under this Plan.

          (b) Independent Contractors. Independent Contractors eligible for Independent Contractor Awards are those Independent Contractors providing services to, or who will provide services to, the Company or any of its Subsidiaries.

          5. Common Stock Available for Awards. Subject to the provisions of Paragraph 14, there shall be available for Awards under this Plan an aggregate of the greater of (a) 1,500,000 shares of Common Stock or (b) 10% of the number of shares of Stock issued and outstanding on the last day of each calendar quarter, commencing on December 31, 1997. Such limitation on available shares shall include shares of Common Stock subject to Existing Options converted into Options hereunder. The number of shares of Common Stock which are the subject of Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered thereby are not issued to a Partic ipant or are exchanged for a consideration that does not involve Common Stock will again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company will from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

          6.   Administration.  (a)  The Committee will administer this Plan.

          (b) Subject to the provisions hereof, the Committee will have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee also will have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers will be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of any Award, accelerate the exercisability of any Award, eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to the Participant to whom that Award was granted or (ii) consented to in writing by that Participant. The Committee may grant an Employee Award to any individual who has agreed in writing to become an Employee within six months after the date of that agreement, provided that the effectiveness of that Award will be subject to the condition that the individual actually becomes an Employee within that time period. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan will lie within its sole and absolute discretion and will be final, conclu sive and binding on all parties concerned.

          (c) No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 will be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

          7. Delegation of Authority. The Committee may delegate to the CEO and to other senior officers of the Company its duties under this Plan on such terms and subject to such conditions or limitations as the Committee may establish.

          8. Awards. (a) The Committee will determine the type or types of Awards to be made and will designate from time to time the Employees and Independent Contractors who are to receive Awards. Each Award will be evidenced by an Award Agreement containing such terms, conditions and limitations as the Committee determines in its sole discretion and signed by the Participant to whom the Award is made and by an Authorized Officer for and on behalf of the Company. Awards may be granted singly or in combination or tandem with other Awards. Awards also may be made in combination or tandem with, in replacement of or as alternatives to grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards on the occurrence of specified events, including the exercise of the original Award granted to a Participant. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. If a Participant holding an Employee Award ceases to be an Employee, any unexercised, deferred, unexercisable or unpaid portion of that Employee Award will be treated as set forth in the applicable Employee Award Agreement. The types of Awards that may be made under this Plan are as follows:

          (i) Stock Option. An Award may be in the form of an Option. The price at which any share of Common Stock may be purchased on the exercise of any Option will be not less than the Fair Market Value of a share of the Common Stock on the date of grant of that Option (or any prior Option for which it is exchanged or substituted), and the Committee will determine the other terms, conditions and limitations applicable to each Option, including its term and the date or dates on which it becomes exercisable; and

          (ii) Stock Appreciation Right. An Award may be in the form of an SAR. The Committee will determine the terms, conditions and limitations applicable to each SAR awarded pursuant to this Plan, including its term and the date or dates on which it becomes exercisable.

          (b) Notwithstanding anything to the contrary contained in this Plan, no Participant may be granted, during any one-year period, Employee Awards consisting of Options or SARs that are exercisable for more than 50,000 shares of Common Stock.

          9. Payment of Awards. (a) General. Payment of Awards that are Options will be made in the form of Common Stock. Payment of Awards that are SARs may be made in the form of cash or Common Stock or a combination thereof. Awards paid in the form of Common Stock may include such restrictions as the Committee will determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions.

          (b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of either one or both types of Awards in accordance with procedures the Committee establishes. Any deferred payment of an Award, whether elected by the Participant or specified by the applicable Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.

          (c) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute any Award for another Award or Awards of the same or a different type.

          10.  Option Exercise.   The price at which shares of Common Stock may
be purchased under an Option will be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase those shares by means of tendering Common Stock or surrendering another Award, including shares of restricted stock issued under other plans of the Company, valued at their Fair Market Value per share on the date of exercise, or any combination thereof. The Committee will determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, if shares of restricted stock issued under another plan or plans of the Company are tendered as consideration for the exercise of an Option, the number of the shares issued on the exercise of the Option which equals the number of shares of restricted stock used as consideration therefor will be subject to the same restrictions as the restricted stock so submitted as well as to any additional restrictions the Committee may impose.

          11. Taxes. The Company will have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery of cash or shares of Common Stock under this Plan, or at the time otherwise required by applicable law, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of those taxes. The Committee may permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, those shares will be valued at their Fair Market Value per share when the tax withholding is required to be made. The Committee may provide for loans, on either a short-term or demand basis, from the Company to a Participant to permit the payment of taxes required by law.

          12. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to that Participant, including Existing Awards, will be made without the consent of that Participant.

          13. Assignability. Unless otherwise determined by the Committee and provided in the applicable Award Agreement, no Award or any other benefit under this Plan will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. The Committee may prescribe and include in any Award Agreement other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 13 will be null and void.

          14. Adjustments. (a) The existence of outstanding Awards will not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stock (whether or not that issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

          (b) If any subdivision, split or combination of outstanding shares of Common Stock, or any declaration of a dividend payable in shares of Common Stock, occurs, (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards,
(iii) the exercise or other price in respect of those Awards and (iv) the appropriate Fair Market Value and other price determinations for those Awards each will be proportionately adjusted by the Board to reflect the consequences of that occurrence. If any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends) occurs, the Board will make appropriate adjustments to the amounts or other items referred to in clauses (ii), (iii) and
(iv) of the preceding sentence to give effect to that transaction; provided, that such adjustments will be only those as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of those Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board will be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment.

          15. Restrictions. No Common Stock or other form of payment will be issued with respect to any Award unless the Company is satisfied, on the basis of advice of its counsel, that the issuance will comply with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that the shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system on which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon those certificates (if any) to make appropriate reference to those restrictions.

          16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan will be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company will not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor will this Plan be construed as providing for that segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely on any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee will be required to give any security or bond for the performance of any obligation that may be created by this Plan.

          17. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware.